Exhibit 99.1

STEVIA CORP. ACHIEVES $3 MILLION REVENUE PROJECTION

COMPANY'S PROJECT TO BE HIGHLIGHTED AND USED AS A CASE STUDY BY MINISTRY OF FINANCE

INDIANAPOLIS, IN--(MARKETWIRED - MAY 21, 2013) - STEVIA CORP. (OTCQB: STEV) ("Stevia Corp" or the "Company"), a farm management company focused on the economic development of stevia, the fastest growing product in the alternative sweetener sector, is pleased to announce that it achieved its revenue projection for the current harvest and that its Vietnam project will be used as a case study by the Vietnam Ministry of Finance.

Stevia Corp generated slightly over $2 million revenue for the quarter ending March 31, 2013 and has generated $1 million revenue during the current quarter ending June 30, 2013 to reach the $3 million revenue target for the spring harvest.

The Vietnam project will also be highlighted and used as a case study by the Vietnam Ministry of Finance for publication in the local Journal of Finance. The study will emphasize the Company's novel tripartite model engaging the farmers and community and will highlight the economic benefits to the farmers as well as the skill transfer that enabled the farmers to produce international standard crops for export.

The company is also in discussion with major buyers from Europe and Korea that have the potential to double the tonnage of sales for next spring's harvest in 2014.

George Blankenbaker, Stevia Corp President, comments, "The real credit should go to the local team, partners, community organizations, and supporting governmental agencies. Our success is dependent on everyone adopting a team approach and we are very proud of the cooperation and support that has been developed by all of those who participated."

Mr. Blankenbaker also added, "The biggest benefit to the Company is that more farmers want to join our program making it relatively easy to expand production with a government endorsed model in place and the success has gotten the attention of international buyers looking for suppliers who can produce international standard crops on a consistent basis."

Further details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information visit: www.steviacorp.us.